Exhibit 99.1

N e w s R e l e a s e ResCare • 9901 Linn Station Road • Louisville, Kentucky 40223 • Phone: 502.394.2100 • www.rescare.com

Contact:	David W. Miles
Chief Financial Officer
502-394-2137

ONEX COMMENCES TENDER OFFER FOR RESCARE SHARES

LOUISVILLE, KY (October 7, 2010) — ResCare, Inc. (NASDAQ:  RSCR) announced that an affiliate of Onex Partners III, L.P. (“Onex”) and Onex Corporation (TSX: OCX), today commenced a tender offer for shares of ResCare common stock.  The tender offer will expire at 5:00 p.m. Eastern time on November 5, 2010, unless extended.

Onex is offering to purchase for $13.25 per share in cash all of the outstanding shares of ResCare not owned by Onex affiliates or by certain members of ResCare’s management who have agreed to exchange their ResCare shares for equity in the purchasing Onex affiliate.  The tender offer is subject to a non-waivable condition that there be validly tendered (and not withdrawn) a majority of the outstanding ResCare shares held by shareholders other than Onex affiliates or management who have agreed to “roll over” their current equity ownership position, as well as to other customary conditions.

The offer is being made in accordance with the terms of the previously-announced share exchange agreement between Onex and ResCare.  Onex and its affiliates currently hold a 25% interest in ResCare, on an as-converted basis.  Following the consummation of the tender offer, Onex would acquire any remaining shares for $13.25 per share in cash through a statutory share exchange.

The special committee of ResCare’s board of directors has recommended that ResCare’s shareholders accept the tender offer and tender their shares.

About ResCare

ResCare, with more than 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities.  It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels.  Based in Louisville, Kentucky, ResCare and its nearly 50,000 dedicated employees serve more than a million people a year in 41 states, Washington, D.C., Puerto Rico and a number of international locations.  For more information about ResCare, please visit the Company’s website at www.rescare.com.

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Important Information

This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of the Company. The tender offer described herein is being made only pursuant to the Offer to Purchase and related materials that Onex Rescare Acquisition, LLC filed with the SEC on a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 on October 7, 2010.  In addition, ResCare filed a Solicitation/Recommendation Statement on Schedule 14D-9 and Transaction Statement on Schedule 13E-3 with respect to the tender offer on October 7, 2010.  ResCare shareholders should carefully read these and related materials that have or will be filed with the SEC, including any related amendments, because these documents contain important information, including the terms and conditions of the offer.  These documents may be obtained for free at the SEC’s website at www.sec.gov.  ResCare shareholders may also obtain these documents for free by calling Georgeson Inc., the information agent for the tender offer, at 1-866-203-9357.  Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. In addition, copies of the solicitation/recommendation statement, the proxy statement and other filings containing information about the Company, the tender offer and the share exchange may be obtained, if and when available, without charge, by directing a request to Res-Care, Inc. Attention: David Miles, Chief Financial Officer at 502-394-2137, or on the Company’s corporate website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs.  In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements.  Please refer to the discussion of those factors in the Company’s filed reports.

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